Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 24, 2011, by and between Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”), and Michael T. Sweeney (the “Executive”).

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer commencing October 24, 2011 (the “Commencement Date”), and the Executive desires to be employed as such on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term of Employment.  The Company agrees to employ the Executive from the Commencement Date until this Agreement and Executive’s employment with the Company is otherwise terminated in accordance with the terms set forth in Paragraph 7 of this Agreement (the “Term”).

2.             Duties and Responsibilities.  The Executive shall be employed as the President and Chief Executive Officer of the Company, and shall perform such duties as are from time to time assigned to him by the Board of Directors of the Company (the “Board”) and that are normally associated with such position.

3.             Compensation.

a.             For all services to be performed by the Executive during the Term, the Company shall pay to him, together with other compensation as hereinafter provided, an annual salary of $750,000 (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive), payable in accordance with the Company’s regular payroll schedule (the “Base Salary”).

b.             Without limiting and in addition to the foregoing, each year the Executive shall be eligible to receive an annual bonus of up to 100% of his Base Salary (the “Target Bonus”), determined in the sole and absolute discretion of the Board.

c.             On his annual review date, the Executive shall be eligible to receive salary increases, based on his performance of his duties, but any such increases shall be in the sole and absolute discretion of the Board.

4.             Benefits.  In addition to any other items of compensation provided for in this Agreement, the Executive shall be entitled to the following benefits (the “Benefits”):

a.             The Executive shall be entitled to participate in all employee benefit plans and programs, including, but not limited to any retirement (including the Company’s Supplemental Executive Retirement Plan), life insurance, health, medical, disability or other plans or benefits, whether insured or self-insured, maintained by the Company that are generally available, and on terms no less favorable than those applicable, to its senior executives, in accordance with the general eligibility and participation provisions of such plans or programs may be in effect from time to time.

b.             The Executive shall be entitled to vacation in accordance with the Company’s current vacation policy during the Term.

5.             Reimbursement of Expenses.  The Executive shall be entitled to be reimbursed for all reasonable travel and entertainment expenses that are (a) incurred by him in the performance of his duties hereunder and (b) evidenced by appropriate documentation.

6.             Restrictive Covenants.  The Executive acknowledges that certain of the Company’s products and services are proprietary in nature and have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company which will be disclosed in confidence to the Executive (the “Trade Secrets”), and which may not be easily accessible to other persons in the trade.  The Executive also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will thereby gain knowledge of customer needs and references, sources of equity funding, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business.  Therefore, the Executive agrees as follows:

a.             While the Executive is employed by the Company and until the date of the second anniversary of the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, engage in, directly or indirectly, as an employee, director, shareholder, consultant, investor or any other capacity, any business activity that competes with the Company in the manufacturing of musical instruments or any other business in which the Company is engaged, or exploits or utilizes any of the Trade Secrets; provided, however, that the Executive may passively invest in any publicly-traded company that is similar in nature to the business in which the Company is engaged, provided that such investment shall not exceed five percent (5%) of the equity interest in such company on a fully diluted basis;

b.             During the Restricted Period, the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company) (i) solicit or endeavor to entice away from the Company or any affiliate of the Company, any individual who is employed by, or otherwise engaged to perform services for, the Company or any affiliate of the Company, or (ii) solicit any customer or client of the Company or any affiliate of the Company or otherwise encourage or induce any customer or client of the Company or any affiliate of the Company to terminate or reduce its business relationship with the Company or any affiliate.

c.             The Executive shall not, while the Executive is employed by the Company and at all times thereafter, disclose or reveal any Trade Secrets or other confidential information of the Company to any person or entity, other than for the benefit of the Company during the course of the Executive’s employment.

d.             Upon termination of the Executive’s employment with the Company for any reason, the Executive immediately shall return to the Company all Company property, including, without limitation, keys and keycards, laptops and electronic communication devices as well as all electronic files, memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the Company or the business of the Company.

7.             Termination.

a.             Termination of Employment.  Either the Executive or the Company may terminate the employment relationship at any time, for any reasons, subject to the terms and conditions contained in this Agreement.

b.             Termination by the Company without Cause.  In the event the Executive’s employment is terminated without Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement:

i.              Pay and/or provide to the Executive all accrued but unpaid salary, any earned but unpaid annual bonus in respect of the year prior to the year of termination, any earned but unpaid bonus in respect of the year of termination to the extent earned pro rata through the date of termination, reimbursement for all unreimbursed business expenses, accrued and unpaid vacation days, and all accrued or vested compensation and benefits payable to the Executive under all benefit plans and all compensation plans, programs or arrangements in which the Executive participates (collectively, the “Accrued Benefits”) within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements); and

ii.             Subject to the Executive executing, and not revoking, a severance agreement and release of claims in form and substance satisfactory to the Company, and continuing to abide by the Restrictive Covenants set forth in Paragraph 6 herein, 60 days following the date of termination, pay the Executive a lump sum cash amount equal to the sum of his then-current Base Salary plus 100% of the Target Bonus.

c.             Termination by the Company for Cause.

i.              The Company may terminate the Executive’s employment with the Company for Cause determined as described below upon written notice to the Executive.  If the Company terminates the Executive’s employment for Cause, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).  In the event of termination of the Executive’s employment for Cause, any obligation of the Company to provide any compensation and Benefits to him, as herein set forth, shall cease immediately.

ii.             “Cause” shall be defined as follows:  (A) any misconduct by the Executive in connection with the performance of the Executive’s duties to the Company that causes damage to the Company or any of its properties, assets or businesses; (B) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (C) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company; (D) the continued willful failure by the Executive to substantially perform his employment duties; or (E) the violation by the Executive of any non-competition or confidentiality agreement with the Company, including, without limitation, the Restrictive Covenants set forth in Paragraph 6 herein.

d.             Termination by the Executive for Good Reason.

i.              The Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within ninety (90) days after the Executive first obtains knowledge of the occurrence of one of the events below, that the Executive is terminating his employment for Good Reason, provided that the Company shall have forty-five (45) days to cure.  If such Good Reason is not cured, the Executive must actually terminate employment no later than six (6) months following the initial existence of such Good Reason.

ii.             “Good Reason” means the occurrence of any of the following events: (A) a material reduction of the Executive’s Base Salary, (B) any material adverse change in the Executive’s title or reporting relationship as provided herein, (C) any material adverse change in the Executive’s duties or authority as provided herein, or (D) any other material breach by the Company of any of the provisions of this Agreement.

iii.            In the event the Executive terminates his employment for Good Reason, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and provide to the Executive the payments, benefits and rights set forth, and on the conditions and at the times provided, in Paragraph 7.b. above as if the Executive’s employment was terminated without Cause.

e.             Resignation by Executive without Good Reason.  In the event of termination of the Executive’s employment by reason of his resignation, written notice of which shall be given by him to the Company at least sixty (60) days prior thereto, the Company shall pay and/or provide all Accrued Benefits to the Executive within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).

f.              Termination by Reason of Death or Disability.  In the event of termination of the Executive’s employment by reason of death or permanent disability, the Company shall, in lieu of any other payment due pursuant to this Agreement, pay and/or provide Executive or his estate all Accrued Benefits within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements).

8.             Change in Control.  The Executive may voluntarily terminate his employment within ninety (90) days following the occurrence of a Change in Control (as defined herein), in which case, in lieu of any other payment due pursuant to this Agreement, Executive shall be entitled to the payments, benefits and rights set forth, and on the conditions and at the times provided, in Paragraph 7.b. above as if the Executive’s employment was terminated without Cause.  For purposes of this Agreement, a “Change in Control” shall mean:  (a) a merger, reorganization, consolidation or similar event, whether in a single transaction or in a series of transactions (collectively the “Transaction”) unless immediately following such Transaction (and after giving effect to such Transaction) the Company’s stockholders immediately prior to the Transaction own at least 50% of the total combined voting power of the surviving or acquiring entity in substantially the same proportions as their ownership of the voting power of the Company’s outstanding securities immediately before such Transaction; (b) any person (having the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended (“1934 Act”), including a “group” within the meaning of Section 13(d)(3)) has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of at least 50% of the total combined voting power of the Company’s outstanding securities; or (c) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

9.             Indemnification.  The Company shall maintain an adequate level of directors’ and officers’ liability insurance to protect the Executive from liability related to his employment with the Company.  The Company agrees to indemnify the Executive for liability related to his employment with the Company to the extent Executive is not indemnified by such insurance to the maximum extent permitted by applicable law.  The Company further agrees that such indemnification shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

10.           Section 409A.  The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code of 1986 and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him.  The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A.  In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

a.             Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a “separation from service,” as defined in the regulations issued under Section 409A.

b.             Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.

c.             It is intended that the payments to be made to the Executive under this Agreement upon a termination of employment shall be exempt from Section 409A as a “short-term deferral” under applicable Treasury regulations. In the event that such exemption does not apply, and any payment (or portion thereof) is not otherwise exempt from Section 409A, if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code (as determined by the Company), then any such non-exempt payment otherwise due to the Executive during the first six (6) months following the Executive’s termination of employment will be held until and paid on the day following the expiration of such six (6)-month period.

d.             All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh (7th) month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder.  The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

11.           Limitation on Assignment.  This Agreement is personal in its nature and the Executive may not assign or transfer this Agreement or any rights or obligations hereunder.  This Agreement shall inure to the benefit of any successor of the Company and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes any and all prior agreements or understandings between the parties.  This Agreement may only be changed by a written instrument duly executed by each party.

13.           Binding Nature of Agreement Assignment.  This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Executive and the successors and assigns of the Company.

14.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

15.           Construction and Jurisdiction.

a.             If any legal action relating to or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in the Commonwealth of Massachusetts, and the parties hereto agree that such Commonwealth shall have exclusive jurisdiction thereof; provided, however, if any court in said Commonwealth shall decline to afford injunctive relief to the Company on account of the breach or threatened breach of this Agreement by the Executive, the Company shall be entitled to seek such relief from any other court of competent jurisdiction, wherever located.

b.             The parties hereby further agree that, in connection therewith, service of process by registered or certified mail or in person shall confer jurisdiction over them.

16.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

17.           Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

18.           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by said party of any other or subsequent breach.

19.           Notices.  All notices and other communications required or permitted to be given under the terms of this Agreement shall be given in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number listed below for the receiving party, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three (3) days following deposit in the United States mail, registered or certified, postage prepaid, in each case addressed as follows (or to such other addresses that may have been designated by the respective parties hereto for this purpose):

If to the Company:

Steinway Musical Instruments, Inc.
800 South Street - Suite 305
Waltham, Massachusetts 02453-1472
Fax:	(781) 894-9803
Attention:	Dennis M. Hanson

If to the Executive:

Michael T. Sweeney
At the most recent address on file with the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY
Steinway Musical Instruments, Inc.

/s/ Dennis M. Hanson
Dennis M. Hanson
Sr. Executive Vice President

EXECUTIVE

/s/ Michael T. Sweeney
Michael T. Sweeney